SHAREHOLDER NEWS

Bank**First**
NATIONAL CORPORATION

FEBRUARY 2019

Celebrating 125 years of relationship-based banking


125th
Anniversary

Bank First is celebrating 125 years of relationship based banking this year! To honor our history and celebrate this momentous occasion, we will be hosting special events at each of our offices throughout the year as well as offering special products and gifts as a thank you to the community for 125 years of support and patronage. We invite you to join us in the celebration!

History of Bank First
Bank First was founded in 1894 with a capitalization of $50,000. It was located on the southwest corner of York and North 8th Streets in downtown Manitowoc. The bank achieved great success during its first 75 years in business, experiencing both physical and monetary growth. The bank soon needed additional space to support its growth and selected a new site in the 400 block of North 8th Street in Manitowoc. This location still serves as Bank First's headquarters today.

In 1983, Bank First's Board of Directors appointed Thomas Bare to the role of President & Chief Executive Officer. During Mr. Bare's 25-year tenure, Bank First grew from

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MESSAGE FROM THE CEO



MIKE MOLEPSKE

To our shareholders,

2019 is a very special year for Bank First as we celebrate the 125th anniversary of the bank's original founding in 1894. Bank First was established in Manitowoc and was originally capitalized with $50,000. Today, Bank First has nearly $1.8 billion in assets and will grow to $2.1 billion in assets upon completion of the bank's merger with Partnership Bank tentatively scheduled for July 12, 2019. The merger with Partnership Bank is the next progression in the continued growth of Bank First.

The founders of Bank First saw a need for a relationship-based community bank that could better meet the needs of the residents of Manitowoc and the surrounding area. Over the years, the bank has expanded its footprint to include most of northeast Wisconsin. One hundred twenty-five years later, we have an exceptional group of community minded bankers, empowered to serve their communities and accountable for the financial performance of their offices.

Bank First's acquisition of Partnership Bank begins another chapter for the bank as we begin to grow our footprint both south and west. Partnership Bank was particularly interesting to Bank First because of its proximity to Milwaukee and its focus on relationship-based community banking. Like Bank First, Partnership Bank has grown by "making banking easy" and working with local community leaders to bring about positive change.

As the management of Partnership Bank searched for another bank to merge with, they sought to partner with a like-minded, relationship-focused community bank with the resources to bring world class electronic banking and treasury management services to their customers. They were also looking for a partner that could bring increased liquidity to their shareholders. Bank First offered the right combination of a full-service, publicly-traded institution with a long history of paying increasing dividends.

Going forward, Bank First will continue its promise of being a "relationship-based community bank focused on providing its innovative products and services that are value driven." To fulfill its mission, Bank First will continue to service its current communities to enable us to grow together. The bank will also continue to seek additional acquisition partners to the west of our current locations, as well as along the Highway 151 corridor towards Madison, and the Interstate 94 corridor from Ozaukee County to Dane County.

Sincerely,

Mike

Michael B. Molepske,
CEO and President
(920) 652-3202

***** Save the Date! *****
ANNUAL MEETING: MONDAY, JUNE 10, 2019 at 4:00 PM
Silver Lake College - Franciscan Center for Music Education and Performance
2406 South Alverno Road, Manitowoc, WI 54220

Bank First National Corporation Financial Results for twelve months ended December 31, 2018

FOURTH QUARTER



KEVIN LEMAHIEU
Chief Financial Officer
(920) 652-3362

Total assets for the Corporation increased by 2.3% to $1.79 billion at December 31, 2018, compared to $1.75 billion at December 31, 2017. Loans grew by nearly $31.0 million on a year-over-year basis, ending 2018 at $1.43 billion. Loan growth of 7.5% in our legacy markets was hindered by the divesting of relationships that were acquired in the Waupaca acquisition which did not match our customer relationship profile. Deposits grew by over $50.5 million on a year-over-year basis, ending 2018 at $1.56 billion. Noninterest-bearing demand deposits made up 28.8% of our overall core deposits, representing a low-cost source of funding for our loan portfolio.

Earnings per share for the year ended December 31, 2018, was $3.81. This represents an increase of 56.1% compared to earnings per share of $2.44 during 2017. Net income was $25.5 million for the year ended December 31, 2018, compared to $15.3 million during 2017. Net interest margin was 3.89% for 2018, up from 3.45% during 2017. The Corporation's average assets per full-time equivalent staff decreased to $7.2 million for the year ended December 31, 2018, down from $7.9 million for 2017, as we reorganized staffing in many areas of the bank to position it for growth into the future.

Total non-interest income was $11.5 million for 2018, compared to $9.8 million for 2017, an increase of $1.7 million. Much of this increase in non-interest income was the result of added scale from the Waupaca acquisition, which impacted only two months of 2017, but all twelve months of 2018. As a result of this added scale, service charge income increased by $0.5 million year-over-year. In addition to this, income from our minority interests in UFS, LLC and Ansay & Associates, LLC increased by $0.6 million from 2017 to 2018.

Total non-interest expense increased by $9.2 million for 2018, from $30.4 million in 2017 to $39.6 million in 2018. As noted in relation to non-interest income above, much of the increase in non-interest expense was the result of added scale of bank operations as a result of the Waupaca acquisition. Specific examples of this impact were an increase of $4.9 million in salaries and benefits, an increase of $0.4 million in occupancy costs, a $0.7 million increase in data processing costs, a $0.6 million increase in amortization of intangible assets and a $0.7 million increase in losses on sales of other real estate owned and legal expenses required to work through asset quality issues on a portion of the loan portfolio acquired. The Corporation's efficiency ratio for the year ended December 31, 2018 was 52.2%, indicating that the efficiency remains a point of emphasis for the organization.

We recorded a provision for income taxes of $6.6 million during 2018, resulting in an effective tax rate of 20.6%. This compares to a provision for income taxes of $8.8 million and an effective tax rate of 36.6% for 2017. The reduced tax provision and effective tax rate were a result of the Tax Cuts and Jobs Act enacted at the end of 2017, which reduced the top tier corporate tax rate from 35% to 21%.

Total shareholders' equity increased by 7.8% to $174.3 million at December 31, 2018, compared to $161.7 million at December 31, 2017. This $12.6 million increase in shareholders' equity was accomplished while also distributing $4.5 million to our shareholders' in dividends during 2018 and utilizing another $10.4 million during 2018 for share repurchases. Return on average equity for 2018 was 15.4%, up from 11.3% for 2017.


CHETEK
CLINTONVILLE
IOLA
SEYMOUR
GREEN BAY
WAUPACA
APPLETON
MISHICOT
WEYAUWEGA
TWO RIVERS
VALDERS
OSHKOSH
KIEL
MANITOWOC
TOMAH
SHEBOYGAN
PLYMOUTH
CEDARBURG
WATERTOWN
MEQUON

Bank First National Corporation Signs Definitive Agreement to Acquire Partnership Community Bancshares, Inc.

On January 23, 2019, Bank First National Corporation announced the signing of an agreement and plan of merger with Partnership Community Bancshares, Inc. (Partnership Bank), based in Cedarburg, WI. Pending regulatory approvals, Partnership Bank will join the Bank First network on July 12, 2019.

Highlights of the Announced Transaction:

- Aligns with our strategic growth plans within the State of Wisconsin
- Benefits customers of both institutions through additional branch locations and enhanced suite of products and services
- Our companies share a similar culture and relationship-based banking philosophy
- Strengthens our franchise through greater deposit market share

Growing Together

Partnership Bank

BankFirst

FINANCIAL PERFORMANCE

Consolidated Statements of Financial Condition

	12/31/2018	12/31/2017
	(In Thousands)	
ASSETS		
Cash, Cash Equivalents and Fed Funds Sold	$ 107,473	$ 101,977
Investment Securities	159,674	159,034
Other Investments at Cost	4,555	7,226
Loans, Net	1,416,246	1,385,935
Premises and Equipment	24,489	18,578
Other Assets	80,458	80,654
Total Assets	**$ 1,793,165**	**$ 1,753,404**
LIABILITIES		
Deposits	$ 1,557,167	$ 1,506,642
Securities Sold Under Repurchase Agreements	31,489	47,568
Borrowings	11,500	20,000
Other Liabilities	18,686	17,466
Total Liabilities	**$ 1,618,842**	**$ 1,591,676**
Total Shareholder Equity	**174,323**	**161,728**
Total Liabilities and Shareholder Equity	**$ 1,793,165**	**$ 1,753,404**

Consolidated Statements of Income

	12/31/2018	12/31/2017
	(In Thousands, Except Per Share Data)	
Total Interest Income	$ 77,944	$ 53,472
Total Interest Expense	14,845	7,732
Net Interest Income	63,099	45,740
Provision for Loan Losses	2,935	1,055
Net Interest Income After Provision for Loan Losses	60,164	44,685
Total Other Income	11,531	9,848
Total Operating Expenses	39,642	30,394
Income Before Provision for Income Taxes	32,053	24,139
Provision for Income Taxes	6,597	8,826
Net Income	**$ 25,456**	**$ 15,313**
Earnings Per Share: Basic and Diluted	**$ 3.81**	**$ 2.44**

Key Financial Metrics

	12/31/2018	12/31/2017
YTD Return on Average Assets	1.43%	1.04%
YTD Return on Average Equity	15.36%	11.17%
Average Assets per Average FTE	$ 7,172	$ 7,868
Net Interest Margin (YTD)	3.89%	3.45%
Full Time Equivalent - period end	253	243
Dividend Payout Ratio	18%	24%
Dividends Per Share (YTD)	$ 0.68	$ 0.64
Shares Outstanding - period end	6,610,358	6,805,684

History in the making - 125 years and still going strong.

$75 million in assets to $794 million in assets. Additionally, Bank First engaged in a number of strategic acquisitions and de novo offices, growing from two to fifteen locations in northeastern Wisconsin.

In 2008, Thomas Bare retired from his role as President, and the Board of Directors appointed Michael Molepske as his successor. Under Molepske's leadership, Bank First opened a new office in Sheboygan and Valders. The bank also expanded into the Fox Valley market and constructed a new state-of-the-art facility in Two Rivers. In October 2017, Bank First closed on its merger with First National Bank of Waupaca, the largest acquisition carried out by Bank First to date.

Today, Bank First has assets in excess of $1.8 billion and operates out of 18 locations throughout Wisconsin. On January 23, 2019, Bank First announced plans to merge with Partnership Community Bancshares, Inc., solidifying its position as the third largest publicly traded bank headquartered in Wisconsin.

As Bank First celebrates its 125th anniversary in 2019, we would like to thank our wonderful employees, customers, shareholders, and communities we serve for the continued support over the years.


BANK FIRST ASSET GROWTH
1894 - 2018
(in thousands)
$1,793,165
$1,105,088
$622,175
$224,435
$88,253
$41,866
$18,423
$11,099
$7,736
$2,864
$2,766
$778
$181
$0
1894 1914 1924 1934 1944 1954 1964 1974 1984 1994 2004 2014 2018

Bank First Presidents
1894 - Present

L.D. Moses	1894-1908
Leander Choate	1908-1915
Emil Teitgen	1915-1921
Michael H. Dempsey	1921-1939
F.T. Zentner	1939-1944
Ernst L. Pleuss	1944-1954
Edmund J. Schwanke	1954-1958
Carl G. Nelson	1958-1972
Richard H. Wirth	1972-1983
Thomas J. Bare	1983-2009
Michael B. Molepske	2009-Present


BankFirst
125th
Anniversary

Bank First headquarters located at 402 N. 8th Street in Manitowoc

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Newsletter moving to electronic delivery

In an effort to be more environmentally-friendly, our newsletter will be emailed to shareholders in the future. Simply visit our Investor Relations page on our website and click on the **"Subscribe to Newsletter"** button and it will be emailed to you.

In addition, a PDF version of our newsletter will be published on our Investor Relations site under Press Releases / Newsletters. Hard copies are available upon request by calling Bridget at (920) 652-3222.

BFC Stock Repurchase Program

Bank First has a stock repurchase program under which the Corporation may repurchase shares of outstanding BFC stock. Please contact Mike Molepske at (920) 652-3202 or Bridget Bonde at (920) 652-3222 for further information.

Quarterly Common Stock Cash Dividend

The Corporation's Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on April 8, 2019, to shareholders of record as of March 25, 2019.